Exhibit 99.3

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on 2nd April 2024 between:

(a)	Ng Hong Whee (ID No. [*]) of 7 Boon Keng Road #18-130, Singapore 330007 ("Vendor"); and

(b)	Lek Pow Sheng, Pauson (ID No. [*]) of 645 Jurong West Street 61 #14-102, Singapore 640645 ("Purchaser").

WHEREAS:

(A)	The Vendor intends to sell 2,108,381 shares in the capital of Davis Commodities Limited (G2677P105) (“Sale Shares”) based on the terms and conditions set out in this agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and intending to be legally bound, the parties hereby agree as follows:

1.	The Vendor shall sell, and the Purchaser shall purchase, the Sale Shares, free from all encumbrances whatsoever, together with all rights and advantages, on and from 02 April 2024 ("Completion Date").

2.	The aggregate consideration for the sale and purchase of the Sale Shares shall be US$2,361,386.72 (the “Sale Price”).

3.	On the Completion Date, the Vendor shall deliver to the Purchaser duly executed share transfer form(s) specifying the Purchaser as the transferee of the Sale Shares as well as the original share certificate(s) in respect of the Sale Shares, and the Purchaser shall pay to the Vendor the aggregate consideration of the Sale Price for the Sale Shares in cash.

4.	For the avoidance of doubt, the parties acknowledge that upon the payment by the Purchaser to the Vendor of the Sale Price for the Sale Shares on the Completion Date, as between the parties, the Purchaser shall be the absolute beneficial owner of all of the Sale Shares, free from all encumbrances whatsoever, together with all rights and advantages.

5.	This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when duly executed and sent by facsimile or electronically to the other party shall be an original, but all the counterparts (including counterparts sent by way of facsimile or electronically) shall together constitute one and the same document.

6	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore.

/s/ Ng Hong Whee	/s/ Lek Pow Sheng, Pauson
Name:	Name:
Ng Hong Whee	Lek Pow Sheng, Pauson